EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 4, 1994, which appears on page 50 of Technology Service Group, Inc.'s Annual Report on Form 10-K for the fiscal year ended March 29, 1996 and on page F-3 of Technology Service Group, Inc.'s Registration Statement on Form S-1, Registration Number 33-80695. We also consent to the application of such report to the Financial Statement Schedule for the fiscal years ended April 2, 1993 and April 1, 1994, listed under Item 16(b) of such Registration Statement on Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referenced to in such report also include this schedule.


/s/ PRICE WATERHOUSE LLP

Philadelphia, PA
August 26, 1996

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